                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )*

                             MOTHERNATURE.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   61978K 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [   ]    Rule 13d-1(b)
           [   ]    Rule 13d-1(c)
           [ X ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                ----------------------
CUSIP NO.  61978K 10 5       SCHEDULE 13G                PAGE   2  OF  5  PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    CMG@Ventures II, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           0 shares
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               1,236,673 shares
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER

                          0 shares
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          1,236,673 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,236,673 shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [  ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.20%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ----------------------
CUSIP NO.  61978K 10 5       SCHEDULE 13G                PAGE   3  OF  5  PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
ITEM 1(a).         NAME OF ISSUER:

                   MOTHERNATURE.COM, INC.
--------------------------------------------------------------------------------
ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   One Concord Farms, 490 Virginia Road, Concord, MA  01742
--------------------------------------------------------------------------------
ITEM 2(a).         NAME OF PERSON FILING:

                   CMG@Ventures II, LLC
--------------------------------------------------------------------------------
ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                   100 Brickstone Square, Andover, MA  01810
--------------------------------------------------------------------------------
ITEM 2(c).         CITIZENSHIP:

                   CMG@Ventures II, LLC is a Delaware limited liability company.
--------------------------------------------------------------------------------
ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   Common Stock, $0.01 par value
--------------------------------------------------------------------------------
ITEM 2(e).         CUSIP NUMBER:

                   61978K 10 5
--------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

                   (a) [  ]  Broker or Dealer registered under Section 15 of the
                             Exchange Act.
                   (b) [  ]  Bank as defined in Section 3(a)(6) of the Exchange
                             Act.
                   (c) [  ]  Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
                   (d) [  ]  Investment company registered under Section 8 of the Investment Company Act of 1940.
                   (e) [  ]  An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);
                   (f) [  ]  An employee benefit plan or endowment fund in
                             accordance with  Rule 13d-1(b)(1)(ii)(F);
                   (g) [  ]  A parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);
                   (h) [  ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                   (i) [  ]  A church plan that is excluded from the
                             definition of an investment company under
                             section 3(c)(14) of the Investment Company Act
                             of 1940;
                   (j) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  61978K 10 5          SCHEDULE 13G             PAGE   4  OF  5  PAGES
-------------------------                                ----------------------

ITEM 4.            OWNERSHIP

                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                   (a)    Amount beneficially owned:

                          1,236,673 shares
                   ------------------------------------------------------------
                   (b)    Percent of Class:

                          8.20%
                   ------------------------------------------------------------
                   (c)    Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote:

                          1,236,673 shares

                          (ii)  Shared power to vote or to direct the vote:

                          0 shares

                          (iii) Sole power to dispose or direct the
                                disposition of:

                          1,236,673 shares

                          (iv)  Shared power to dispose or direct the
                                disposition of:

                          0 shares
--------------------------------------------------------------------------------
ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]
--------------------------------------------------------------------------------
ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

ITEM 10.           CERTIFICATIONS.
--------------------------------------------------------------------------------

-------------------------                                ----------------------
CUSIP NO.  61978K 10 5          SCHEDULE 13G             PAGE   5  OF  5  PAGES
-------------------------                                ----------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 2000
                                       -------------------------
                                             (Date)

                                       CMG@Ventures II, LLC


                                       /s/ Andrew J. Hajducky III
                                       --------------------------
                                       By: Andrew J. Hajducky III
                                          -----------------------
                                       Title: Managing Member
                                            ---------------------